                                                 EXHIBIT (a)(1)(I)

                  EXAMPLE OF 'MODIFIED DUTCH AUCTION' PROCESS

           The following illustrates a possible outcome of the 'Modified
                      Dutch Auction' tender offer process:

PRICE SHARES                      TENDERED AT THAT PRICE             CUMULATIVE TOTAL
TENDERED AT:                       BY ALL SHAREHOLDERS:             OF SHARES TENDERED
------------                       --------------------             ------------------
$15.00                                    30,000                           30,000
$15.25                                    15,000                           45,000
$15.50                                    15,000                           60,000
$15.75                                    20,000                           80,000
$16.00                                    20,000                          100,000

                          ALL SHARES BELOW WOULD NOT BE PURCHASED.

$16.25                                    15,000                          115,000
$16.50                                    10,000                          125,000
$16.75                                     5,000                          130,000

    Since Independence Holding Company intends to purchase a minimum of 100,000 shares, in this example all shares tendered at prices of $15.00, $15.25, $15.50, $15.75 and $16.00 would ALL receive $16.00 per share. Registered shareholders will not pay any fees or brokerage commissions. Other shareholders are urged to consult with their broker or bank to determine whether transaction costs are applicable.

    Using this example, any shares tendered at $16.25, $16.50, and $16.75 would NOT be purchased, because 100,000 shares would have been tendered at lower prices.

    Note: This is only an example of the potential operation of the 'Modified Dutch Auction' process under certain hypothetical circumstances. The actual results of the offer will depend on the number of shares tendered and the prices specified by tendering shareholders. The 'Modified Dutch Auction' process is described in detail in Independence Holding Company's Offer to Purchase dated July 26, 2001, of which this example is a part. Shareholders should carefully read the entire Offer to Purchase, which contains this and other important information, before deciding whether to tender shares.